UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                 Spiros Development Corporation II, Inc. (SDCO)
                                (Name of Issuer)

                                      Units
                         (Title of Class of Securities)

                               CUSIP No. 848935201
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                            San Francisco, California
                                      94111
                                  (415)421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 January 8, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 44 Pages

                        Exhibit Index Located on Page 35

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         50,200
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      50,200
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         50,200
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.9 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         72,000
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      72,000
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         72,000
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.3 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         88,200
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      88,200
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         88,200
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.6 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         173,200
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      173,200
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         173,200
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         3.1 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, 00
---------======================================================================
   5 Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         9,200
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      9,200
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         9,200
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.2 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
                              [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         127,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      127,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         127,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         2.3 %
---------======================================================================
   14    Type of Reporting Person*

         IA, 00
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5 Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                           [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         392,800
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      392,800
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         392,800
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         7.1 %
---------======================================================================
   14    Type of Reporting Person*

         00
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only


---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         392,800
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      392,800
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         392,800
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         7.1 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 44 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 848935201
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]


         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         520,500
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      520,500
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         520,500
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         9.5 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 44 Pages

      This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on December 29, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity and Background.

     The footnote to Item 2(a) of the Schedule 13D is amended and restated in its entirety as follows:

1 Of the Units (and corresponding Shares) reported by FCMLLC on behalf of the Managed Accounts, 43,500 Units (and such corresponding Shares) (equal to approximately 0.8% of the total Units currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut, 06881.

Item 3. Source and Amount of Funds and Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share. The net investment cost (including commissions) is $631,744 for the 37,600 Units (and corresponding Shares) acquired by FCP since the filing of the prior Schedule 13D, $1,005,927 for the 59,900 Units (and corresponding Shares) acquired by FCIP since the filing of the prior Schedule 13D, $41,937 for the 2,500 Units (and corresponding Shares) acquired by FCIP II since the filing of the prior Schedule 13D, $28,487 for the 1,700 Units (and corresponding Shares) acquired by FCIP III since the filing of the prior
Schedule 13D, $114,266 for the 6,800 Units (and corresponding Shares) acquired by Tinicum since the filing of the prior Schedule 13D and $1,041,637 for the 62,000 Units (and corresponding Shares) acquired by the Managed Accounts since the filing of the prior Schedule 13D.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman Sachs & Co.; and (iii) with respect to

                              Page 19 of 44 Pages

FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units (and corresponding Shares).

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

A. Farallon Capital Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote One hereto is calculated based upon the 5,500,000 Units outstanding as reported by the Company in the Prospectus filed by the Company and Dura with the Securities and Exchange Commission pursuant to Rule 424B1 on December 17, 1997.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

B. Farallon Capital Institutional Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

                              Page 20 of 44 Pages

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

C. Farallon Capital Institutional Partners II, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  FCIP  II  is  incorporated   herein  by
               reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

D. Farallon Capital Institutional Partners III, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                              Page 21 of 44 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

E. Tinicum Partners, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Tinicum  is   incorporated   herein  by
               reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.


F. Farallon Capital Management, L.L.C.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

     (e)  Not applicable.

                              Page 22 of 44 Pages

G. Farallon Partners, L.L.C.

     (a), (b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

H. Enrique H. Boilini

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Boilini  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

I. David I. Cohen

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

                              Page 23 of 44 Pages

J. Joseph F. Downes

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

K. Fleur E. Fairman

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fairman  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Fairman is a managing member of FPLLC.

     (e)  Not applicable.

L. Jason M. Fish

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

                              Page 24 of 44 Pages

M. Andrew B. Fremder

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fremder  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

N. William F. Mellin

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

O. Stephen L. Millham

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Millham  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

                              Page 25 of 44 Pages

P. Meridee A. Moore

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

Q. Thomas F. Steyer

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     The Units (and corresponding Shares) reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Units (and corresponding Shares). Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Units (and corresponding Shares).

                              Page 26 of 44 Pages

      Item 7.  Material to be Filed as Exhibits.

     Filed herewith as Exhibit 1 to this Schedule 13D are Powers of Attorney executed by each of Boilini, Cohen, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file Schedule 13Ds and related documents on behalf of each Reporting Person who has executed such a Power of Attorney.

                                   SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 20, 1998



                           /s/ Joseph F. Downes
                           FARALLON PARTNERS, L.L.C., on its own behalf and as General Partner of FARALLON CAPITAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and TINICUM PARTNERS, L.P.
                           by Joseph F. Downes,
                           Managing Member




                           /s/ Joseph F. Downes
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           by Joseph F. Downes,
                           Managing Member




                           /s/ Joseph F. Downes
                           Joseph F. Downes, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Fleur E.Fairman,
                           Jason M. Fish, Andrew B. Fremder,
                           William F. Mellin, Stephen L.Millham,
                           Meridee A. Moore, and Thomas F.Steyer.


     The Powers of Attorney each executed by Boilini, Cohen, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf is being filed as Exhibit 1 to this
Schedule 13D.

                              Page 28 of 44 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF UNITS
                        (AND CORRESPONDING SHARES)         PRICE
       TRADE DATE                  PURCHASED             PER UNIT(2)
                                                  (including commission)

        12/29/97                     1000                 $16.75
        12/30/97                     8,600                $16.91
        01/08/98                    20,000                $16.75
        01/12/98                     3,500                $16.75
        01/13/98                     4,500                $16.87














2 For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share.

                              Page 29 of 44 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                  NO. OF UNITS
                        (AND CORRESPONDING SHARES)         PRICE
       TRADE DATE                  PURCHASED             PER UNIT(2)
                                                  (including commission)

        12/29/97                     1,000                $16.75
        12/30/97                    10,900                $16.91
        01/08/98                    35,000                $16.75
        01/12/98                     6,200                $16.75
        01/13/98                     6,800                $16.87









2 For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share.

                              Page 30 of 44 Pages

                                   SCHEDULE C
                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                                  NO. OF UNITS
                        (AND CORRESPONDING SHARES)         PRICE
       TRADE DATE                  PURCHASED             PER UNIT(2)
                                                  (including commission)

        01/08/98                     1,500                $16.75
        01/12/98                      500                 $16.75
        01/13/98                      500                 $16.87

2 For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share.

                              Page 31 of 44 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

                                  NO. OF UNITS
                        (AND CORRESPONDING SHARES)         PRICE
       TRADE DATE                  PURCHASED             PER UNIT(2)
                                                  (including commission)

        01/08/98                     1,500                $16.75
        01/12/98                      100                 $16.75
        01/13/98                      100                 $16.87


2 For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share.

                              Page 32 of 44 Pages

                                   SCHEDULE E
                             TINICUM PARTNERS, L.P.

                                  NO. OF UNITS
                        (AND CORRESPONDING SHARES)        PRICE
       TRADE DATE                  PURCHASED             PER UNIT(2)
                                                  (including commission)

        12/30/97                     1,500                $16.91
        01/08/98                     3,500                $16.75
        01/12/98                      800                 $16.75
        01/13/98                     1,000                $16.87


2 For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share.

                                   SCHEDULE F
                       FARALLON CAPITAL MANAGEMENT, L.L.C.

                                  NO. OF UNITS
                        (AND CORRESPONDING SHARES)        PRICE
       TRADE DATE                 PURCHASED             PER UNIT(2)
                                                 (including commission)

        12/29/97                     500                 $16.75
        12/30/97                   11,700                $16.91
        01/08/98                   30,000                $16.75
        01/12/98                    5,500                $16.75
        01/13/98                    6,000                $16.87

        01/08/98                     500                 $16.75
        01/12/98                     100                 $16.75
        01/13/98                     100                 $16.87

        12/30/97                    2,300                $16.91
        01/08/98                    3,500                $16.75
        01/12/98                     800                 $16.75
        01/13/98                    1,000                $16.87


2 For purposes of the Schedule 13D, all of the per Unit price is attributed to the corresponding Share.

                              Page 34 of 44 Pages

                                  EXHIBIT INDEX


Exhibit 1   Powers of Attorney in favor of Joseph F. Downes


                              Page 35 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date:        December 16, 1997            Name: /s/ Enrique H. Boilini
                                                Enrique H. Boilini

                              Page 36 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date: December 16, 1997                   Name: /s/ David I.Cohen
                                                David I. Cohen

                              Page 37 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date:   December 15, 1997                   Name:  /s/ Fleur E. Fairman
                                                   Fleur E. Fairman


                              Page 38 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date: December 16 , 1997                  Name:    /s/ Jason M. Fish
                                                   Jason M. Fish


                              Page 39 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date:   December 22, 1997                 Name:   /s/ Andrew B. Fremder
                                                  Andrew B. Fremder


                              Page 40 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date: December 16, 1997                   Name:   /s/ William F. Mellin
                                                  William F. Mellin

                              Page 41 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date: December 16, 1997                   Name:    /s/ Stephen L. Millham
                                                   Stephen L. Millham


                              Page 42 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in her individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date: December 16, 1997                   Name:    /s/ Meridee A. Moore
                                                   Meridee A. Moore

                              Page 43 of 44 Pages

                                POWER OF ATTORNEY

      The undersigned hereby appoints Joseph F. Downes his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Joseph F. Downes under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.



Date: December 16, 1997                   Name:   /s/ Thomas F. Steyer
                                                  Thomas F. Steyer

                              Page 44 of 44 Pages